United States
Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 1, 2022

Puget Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada
(State of Incorporation)

333-179212	01-0959140
Commission File Number	(I.R.S. Employer Identification No.)

4675 S Yosemite Street, Unit 204 Denver, Colorado	80237
(Address of Principal Executive Offices)	(Zip Code)

1 (614) 246-0070
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Registrant’s website: https://pugethecompany.com/

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Albert Mayer Cohen

On April 1, 2022, the Registrant entered into a five year employment agreement with its new president and chief executive officer, Albert Mayer Cohen. A copy of such agreement is filed herewith as exhibit 10.01 and the following summary is qualified in its entirety by reference to such agreement.

Given Mr. Cohen’s preexisting role with Qest Consulting Group, Inc., a Colorado corporation and the Registrant’s “parent” as that term is defined in Rule 405 of Securities and Exchange Commission (the “Commission”) Regulation C, and his anticipated continuing involvement with Qest and other ventures, the agreement is non-exclusive but Mr. Cohen has agreed “to devote all time necessary to the affairs of … [the Registrant] necessary to fully and completely discharge his duties”. Mr. Cohen is entitled to share in benefits on the same terms as other senior executives, when and if adopted by the Registrant and his compensation will be:

A.	In the form of Qualified Incentive Stock options entitling him to acquire $1,000,000 in shares of the Registrant’s Common Stock each year during the five year period ending on March 31, 2027 at an exercise price of 110% of the Market Price for Puget’s Common Stock on the date of issuance of the options. The date of grant of options for the first year of the Agreement is March 31, 2022, and March 31 will also be the year for grant of options each subsequent year. The Qualified Incentive Stock options will each vest over a three year period with 25% of the options vesting at the end of the first year following their issuance, 35% vesting at the end of the second year and 40% vesting at the end of the third year.

B.	Subject to Mr. Cohen’s having met his fundraising obligations to the Registrant, either through earnings before interest, taxes, depreciation, and amortization (EBITDA) or through obtaining equity investors and subject to availability of required cash not necessary in order to meet other corporate obligations, the Qualified Incentive Stock options will be supplemented by a cash salary of $250,000 per annum with any unpaid portions due to unavailability of cash accruing and yielding interest at the rate of five percent, per annum, compounded quarterly.

Given Mr. Cohen’s association with Qest, the securities to be issued upon exercise of the Qualified Incentive Stock options have been and will continue to be irrevocably assigned by Mr. Cohen to Qest. Furthermore, Mr. Cohen has been granted permission by the Registrant to retain personal advisors to assist him with the performance of his duties to the Registrant, but at Mr. Cohen’s personal expense.

Thomas Jaspers:

Thomas M. Jaspers has served as an officer and director of the Registrant since 2014 but his employment agreement with the Registrant entered into during October of 2015 expired during October of 2020. Since that time he has continued to make his services available to the Registrant without payment of salary. Until the resignation of prior management. Mr. Jaspers intended to terminate his association with the Registrant but Mr. Cohen has persuaded Mr. Jaspers to enter into a new five year employment agreement with the Registrant, a copy of which is filed herewith as exhibit 10.01 and the following summary is qualified in its entirety by reference to such agreement. Mr. Jaspers will be paid an annual salary of $125,000 per year, subject to availability of otherwise unallocated funds, with all unpaid salary accruing and earning interest at the rate of 5% compounded quarterly.

Puget Technologies, Inc., current report on Commission Form 8-K, Page 2

Item 1.02	Termination of a Material Deﬁnitive Agreement.

During Mr. Cohen’s initial due diligence investigations he discovered that on February 26, 2022, the Registrant’s investment banker had notified Mr. Hermann Burckhardt, the Registrant’s prior president and chief executive officer, that “given, that we are not active in a raise for you, and haven’t been for some time now; please note that we are terminating our Agreement dated October 12, 2021 as a matter of protocol.” Mr. Burckhardt never notified the Registrant’s board of directors of such notification, which should have been disclosed in a current report on Form 8-K on or before March 4, 2022. Mr. Cohen is working to either renew or replace such investment banking relationship and is confident that he will be able to do so.

Section 8 - Other Events

Item 8.01	Other Events.

Mr. Hermann Burckhardt, the Registrant’s prior president and chief executive officer, has unilaterally cancelled the Registrant’s prior website and related email addresses. The Registrant has obtained a new website at https://pugethecompany.com/.

The Registrant is also in the process of changing its physical and mailing address and telephone number and will temporarily use the following: 4675 South Yosemite Street, Unit 204; Denver, Colorado, 80237. +1 (614) 264-0070.

Section 9 - Financial Statements and Exhibits Item 9.01 Financial Statements and Exhibits.

Exhibits ﬁled as a part of this report.

Exhibit Index

Exhibit Number	Description
10.01	Employment agreement between the Registrant and Albert Mayer Cohen
10.02	Employment agreement between the Registrant and Thomas Jaspers

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2022	Puget Technologies, Inc.

By: /s/Albert Mayer Cohen/s/
Albert Mayer Cohen, President and Chief Executive Officer

By: /s/Thomas Jaspers/s/
Thomas Jaspers, Treasurer, Secretary and Chief Financial Officer

Puget Technologies, Inc., current report on Commission Form 8-K, Page 3